Exhibit 99.1
FOR RELEASE: November 3, 2009
Contact: Brian Dingerdissen
Director, Investor Relations
610.645.1191
bjdingerdissen@aquaamerica.com
Donna Alston
Director, Communications
610.645.1095
dpalston@aquaamerica.com
AQUA AMERICA REPORTS REVENUE GROWTH FOR Q3 2009
7.4 percent dividend increase effective December 1, 2009
BRYN MAWR, PA, November 3, 2009 — Aqua America, Inc. (NYSE: WTR) today reported increased operating revenues for the quarter ending September 30, 2009 compared to the same period last year, despite extremely unfavorable weather conditions, including a historically wet summer in the company’s Mid-Atlantic operation, which led to actual declines in customer water usage. Revenues for the quarter ending September 30, 2009 were $180.8 million compared to $177.1 million in 2008, a 2.1 percent increase.
The Board of Directors has declared a 7.4 percent dividend increase of $0.01 per share from $0.135 to $0.145 per share effective for the December 1, 2009 quarterly dividend, to shareholders of record on November 16, 2009. This increase is equivalent to $0.04 above the current annualized dividend rate of $0.54, to $0.58 per share and is the nineteenth time in the last 18 years that the dividend has been increased. Aqua has paid a consecutive quarterly dividend for more than 60 years.
For the quarter, net income was $33.5 million versus $35.4 million in 2008. Corresponding diluted earnings per share for the quarter were $0.25, compared to $0.26 for 2008 on 0.8 percent more shares outstanding. In the third quarter of 2008, the company’s results were positively affected by a $0.02 per share gain related to a utility system sale in Woodhaven, IL under the company’s “pruning policy” — a strategy to continually evaluate and sell under-performing operations. There was no comparable gain in the third quarter of 2009. Aqua estimates that the wet weather in the third quarter of 2009 resulted in an approximate $0.03 reduction in basic and diluted earnings per share.
Operating revenues for the first nine months of 2009 totaled $502.6 million, an increase of 7.6 percent from revenues of $467.1 million for the same period in 2008. For the first three quarters of 2009, net income increased 7.5 percent to $77.7 million from $72.3 million and corresponding diluted earnings per share increased to $0.57 from $0.54 for the same period last year. The 2008 earnings included the $0.02 per share gain from the Woodhaven, IL system sale.
Aqua America Chairman and CEO Nicholas DeBenedictis said, “Our results this quarter were impacted by the loss of revenue due to wet weather in several of our operating areas, including Pennsylvania, where sendout was down more than 9 percent. U.S. weather service records show 2009 was the eighth wettest summer in the last 137 years in southeastern Pennsylvania, and it was a similar story in neighboring New Jersey, where sendout was down more than 19 percent. The slowing economy and its effect on the company’s organic customer growth, as well as the $0.02 per share gain from the system sale in the third quarter of 2008, also affected the net income and earnings per share comparison for the quarter. With normal weather and operating earnings adjusted for the utility system sale gain in 2008, the third quarter results would have compared very favorably year-over-year.”

The company’s cost containment culture produced further improvements. For the quarter, operations and maintenance expenses increased by $1.75 million, or 2.6 percent. DeBenedictis said, “The limited expense growth is a reflection of management’s continued emphasis on efficiency as well as lower water production costs due to the reduced sendout in those states that were negatively impacted by weather. In fact, adjusting for the $4.1 million one-time system sale gain (taken as an expense reduction) in the third quarter 2008, our operations and maintenance expense actually decreased for the quarter. Even though we have the lowest operations and maintenance expense to revenue ratio of any major water utility, I expect Aqua’s efficiency ratio to improve further for the full year of 2009 compared to 2008, given the efforts made to minimize increases in our controllable expenses.”
To date in 2009, Aqua America’s operating companies have been granted rate relief intended to increase annual operating revenues by $29.3 million. The company currently has collective rate requests pending in New York, Indiana, Missouri, Virginia, and North Carolina totaling $12 million and expects to seek additional rate relief of approximately $57 million through rate filings in the fourth quarter of 2009. The timing and extent to which rate increases might be granted by the applicable regulatory agencies will vary by state. Most cases filed or expected to be filed in 2009 will not impact revenues until 2010, given that a typical case takes 9 to 12 months to complete.
DeBenedictis said, “Our continued efforts to recover our capital investments have enabled us to grow earnings over the last 12 months despite facing obstacles including unfavorable weather, lower organic customer growth due to the housing market, and overall economic conditions. I remain confident that Aqua is positioned to benefit as weather patterns return to normal, the housing market improves, and the overall economy expands.”
In October, the company’s largest subsidiary, Aqua Pennsylvania, Inc., announced plans to issue up to $75 million of aggregate principal amount of long-term first mortgage bonds. The bonds were rated by Standard and Poor’s (S&P) at AA- with a 1+ recovery rating. The proceeds from this financing will be used by Aqua to help finance part of the company’s $1 billion multi-year capital plan to improve the distribution infrastructure for its customers in Pennsylvania. DeBenedictis said, “Due to the company’s access to financing markets, Aqua expects to lower its embedded cost of debt for the tenth consecutive year. This helps us keep costs down for our customers and allows us to further enhance water quality and service reliability for our customers. In 2009, Aqua expects to invest approximately $300 million in infrastructure improvements.”
So far in 2009, Aqua America companies have continued to expand their operations and have completed 15 acquisitions of systems that provide water or wastewater service to approximately 13,400 people. These acquisitions included the recent acquisition of the Lawrenceville Water Company, which serves nearly 8,000 people in Lawrence Township, New Jersey and the acquisition of the water and wastewater system assets of the Cove Village Association and Cove Village Community Trust, which serve approximately 500 people in Schuylkill County, Pennsylvania. DeBenedictis said, “Through the first three quarters we have had more acquisitions than in all of 2008. This is a reflection of the hard work of our corporate development team, which is seeing opportunities to continue to expand our operations in most of our states due to the difficult economic conditions other smaller utilities are facing.”

Aqua America’s conference call with financial analysts will take place on Wednesday, November 4, 2009 at 11 a.m. Eastern Standard Time. The call will be web cast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com. The conference call will be archived in the investor relations section of the company’s Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay beginning at 2 p.m. on November 4, 2009 and for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 7579405). For international callers, dial 719.457.0820 (pass code 7579405).
Aqua America, Inc. is a publicly traded water and wastewater utility holding company with operating subsidiaries serving approximately three million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, New York, Indiana, Florida, Virginia, Maine, Missouri and South Carolina. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the expected annualized revenue from completed rate cases; the impact of pending rate cases; the company’s plans to file, and the amount of, future rate increase requests; the amount of future capital spending by the company; the effects of our capital investments on water quality and service to our customers; growth opportunities, including those related to the financial pressure on other utilities; the expected improvement in the company’s efficiency ratio; and the expected reduction in the company’s embedded cost of debt. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and the cost of capital; disruptions in the credit markets; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K, which is on file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.
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WTRF

Aqua America, Inc. and Subsidiaries
Selected Operating Data
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Operating revenues	$180,826	$177,098	$502,646	$467,132

Net income attributable to common shareholders	$33,470	$35,380	$77,694	$72,253

Basic net income per common share	$0.25	$0.26	$0.57	$0.54
Diluted net income per common share	$0.25	$0.26	$0.57	$0.54

Basic average common shares outstanding	135,975	134,932	135,673	134,013
Diluted average common shares outstanding	136,260	135,279	136,006	134,423

Aqua America, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Operating revenues	$180,826	$177,098	$502,646	$467,132

Cost & expenses:
Operations and maintenance	68,488	66,743	204,026	196,193
Depreciation	25,436	22,809	76,795	64,909
Amortization	3,029	1,815	8,848	4,000
Taxes other than income taxes	12,418	11,157	35,892	34,111

Total	109,371	102,524	325,561	299,213

Operating income	71,455	74,574	177,085	167,919

Other expense (income):
Interest expense, net	17,256	17,014	50,693	51,207
Allowance for funds used during construction	(747)	(976)	(1,940)	(3,032)
Gain on sale of other assets	(162)	(532)	(375)	(1,085)

Income before income taxes	55,108	59,068	128,707	120,829
Provision for income taxes	21,638	23,688	51,013	48,576

Net income attributable to common shareholders	$33,470	$35,380	$77,694	$72,253

Net income attributable to common shareholders	$33,470	$35,380	$77,694	$72,253
Other comprehensive income, net of tax:
Unrealized holding gain (loss) on certain investments	(142)	4	127	193
Reclassification adjustment for (gains) losses reported in net income	—	(209)	5	(209)

Comprehensive income	$33,328	$35,175	$77,826	$72,237

Net income per common share:
Basic	$0.25	$0.26	$0.57	$0.54
Diluted	$0.25	$0.26	$0.57	$0.54

Average common shares outstanding:
Basic	135,975	134,932	135,673	134,013

Diluted	136,260	135,279	136,006	134,423

Aqua America, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands of dollars)
(Unaudited)

	September 30,	December 31,
	2009	2008

Net property, plant and equipment	$3,132,352	$2,997,383
Current assets	124,882	121,041
Regulatory assets and other assets	367,407	379,521

	$3,624,641	$3,497,945

Total equity	$1,077,908	$1,060,627
Long-term debt, excluding current portion	1,265,404	1,248,104
Current portion of long-term debt and loans payable	131,394	87,886
Other current liabilities	98,673	105,285
Deferred credits and other liabilities	1,051,262	996,043

	$3,624,641	$3,497,945